Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

SCWORX Corporation

We hereby consent to the incorporation by reference in the registration statement of SCWORX Corporation on Form S-1 of our report dated January 7, 2026 (such report including an explanatory paragraph regarding SCWORX Corporation’s ability to continue as a going concern) with respect to the audited financial statements of SCWORX Corporation. for the years ended December 31, 2024 and 2023.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Astra Audit & Advisory, LLC

Astra Audit & Advisory, LLC

Tampa, FL

January 7, 2026